STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

August 16, 2018

Job Number: C20180817-0142
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20180364088-30	Amended & Restated Articles	7 Pages/1 Copies

Respectfully,

Barbara K. Cegavske
Secretary of State

Certified By: Ashley Pion
Certificate Number: C20180817-0142

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

090503

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180364088-30
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 08/16/2018 2:04 PM
	Entity Number E0342182018-7

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Edison Oncology Holding Corp.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**
Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted.
- ☒ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

Edison Oncology Holding Corp., a corporation organized and existing under the laws of the State of Nevada hereby amends and restates its Articles of Incorporation in the form attached hereto in order to provide for a classified Board of Directors and expand upon certain provisions related to the Board of Directors in Article IV.

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EDISON ONCOLOGY HOLDING CORP.

A Nevada corporation

ARTICLE I

NAME

The name of the corporation is Edison Oncology Holding Corp. (the "Corporation").

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

The name and address of the Corporation's resident agent for service of process is National Registered Agents, Inc. of Nevada, 311 701 S. Carson Street, Suite 200, Carson City, NV 89701.

ARTICLE III

CAPITAL STOCK

3.01 *Authorized Capital Stock.* The total number of shares of stock this Corporation is authorized to issue shall be two hundred fifty million (250,000,000) shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock."

3.02 *Common Stock.* The total number of authorized shares of Common Stock shall be two hundred million (200,000,000) shares with par value of $0.0001 per share.

3.03 *Preferred Stock.* The total number of authorized shares of Preferred Stock shall be fifty million (50,000,000) shares with par value of $0.0001 per share. The board of directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b) The number of shares to constitute the class or series and the designation thereof;

(c) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d) Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h) Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred

Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

ARTICLE IV

DIRECTORS

Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders, following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders, following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of any series of Preferred Stock, shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by stockholders, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director's successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE V

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Nevada Revised Statutes ("NRS").

ARTICLE VI

DIRECTORS' AND OFFICERS' LIABILITY

The individual liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the Nevada Revised Statutes ("NRS"), as the same may be amended and supplemented. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII

INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

The undersigned hereby certifies that he is the duly elected, qualified and acting Chief Executive Officer of the Corporation, and that the foregoing Amended and Restated Articles of Incorporation of Edison Oncology Holding Corp. were approved by unanimous written consent of the Corporation's Board of Directors on August 15, 2018.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 16th day of August, 2018.

____
Jeffrey Bacha
Chief Executive Officer